CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANT

We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated February 28, 2003 (except for note 15, as to which the date is April 2, 2003 and note 8, as to which the date is April 14, 2003), and to the reference to our Firm under the caption “Experts” in the Prospectus.

KAUFMAN, ROSSIN & CO.

Miami, Florida
February 13, 2004